SCHEDULE 14A

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

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Check the appropriate box:
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    (as permitted by Rule 14a-6(e)(2))
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                                THE WEST COMPANY, INCORPORATED
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    filing.

    1) Amount previously paid: _________________________________________________

    2) Form, Schedule or Registration No. ______________________________________

    3) Filing party: ___________________________________________________________

    4) Date filed: _____________________________________________________________

[GRAPHIC OMITTED]


                  NOTICE OF 2000 ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD APRIL 25, 2000
                             -----------------------




Dear Shareholder,

     The 2000 Annual Meeting of Shareholders of West Pharmaceutical Services, Inc. will be held at the Company's headquarters, 101 Gordon Drive, Lionville, Pennsylvania 19341, on Tuesday, April 25, 2000, at 9:30 A.M., to consider and take action on the following:

     1. Re-election of four directors: William G. Little, William H. Longfield, Monroe E. Trout and Anthony Welters, each for a term of three years;

     2. Ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for 2000; and

     3. Any other matters that properly come before the meeting.

     Your Board of Directors recommends a vote "FOR" Proposals 1 and 2.

     Only shareholders of record at the close of business, Friday, March 17, 2000, are entitled to notice of and to vote at the meeting or any postponement or adjournment.

     Please date, sign and return the enclosed proxy in the enclosed envelope, whether or not you expect to attend the meeting in person.

                                By Order of the Board of Directors,



                                JOHN R. GAILEY  III
                                Secretary


March 23, 2000

                                 PROXY STATEMENT


           GENERAL INFORMATION ABOUT THE MEETING AND VOTING OF SHARES

Meeting Date, Place and Time

     We, the Board of Directors of West Pharmaceutical Services, Inc., invite you to submit the enclosed proxy "vote card" for use at the Company's 2000 Annual Meeting of Shareholders. The meeting will be held on Tuesday, April 25, 2000, at 9:30 A.M., at the Company's headquarters, 101 Gordon Drive, Lionville, Pennsylvania 19341. The proxy and this proxy statement are being mailed on or about March 23, 2000.

Purpose of the Meeting

     At the Annual Meeting, shareholders will act on the matters outlined in the accompanying notice of meeting, including the election of directors and ratification of the Company's independent accountants. In addition, the Company's management will report on the performance of the Company and plans for the future. Following the close of the formal meeting, management will respond to questions from shareholders and other attendees.

Voting Rights

     You may vote at the meeting, or any postponement or adjournment of the meeting, only if you were the record owner of the Company's common stock at the close of business on March 17, 2000. You are entitled to one vote for each share owned.

Quorum

     A quorum is necessary to take action at the meeting. A quorum means that shareholders of record holding at least a majority of the outstanding shares are present, either in person or represented by proxy. As of the record date, 14,716,965 shares of common stock were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

Voting Procedures

     You may vote "FOR," "AGAINST," or "WITHHOLD" your vote on, each of the directors. You may vote "FOR," "Against," or "ABSTAIN" from voting on, the proposal to ratify the appointment of independent accountants.

     If you complete and properly sign the accompanying proxy vote card and return it to the Company, it will be voted as you direct. A pre-addressed envelope is enclosed for your convenience. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person. If any of your shares are held in "street name" and you wish to vote those shares at the meeting, you will need to obtain a proxy from the institution that holds those shares.

Changing Your Vote

     Even after you have submitted your proxy, you may revoke or change your vote at any time before the proxy is exercised by filing with the Company's Secretary either a notice of revocation or a duly executed proxy bearing a later date. You may also vote in person at the meeting, although attendance at the meeting will not by itself revoke a previously granted proxy.

Counting of Votes

     Directors are elected by a plurality of the votes cast at the meeting.
A properly executed proxy marked "WITHHOLD AUTHORITY" for the election of one or more directors will not be voted on the director or directors indicated.

     A majority of votes cast "FOR" Proposal 2 is required for shareholder ratification of the Company's independent accountants. A properly executed proxy marked "ABSTAIN" with respect to this proposal will not be counted as votes cast and, therefore, will have no effect on the outcome of the vote.

     If you hold your shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to one or more of the matters to be acted on. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval.

Our Recommendations

     If you return your signed proxy card without indicating any voting instructions, the proxy holders will vote your shares according to our recommendations, which are to vote "FOR" each of the two proposals listed in the accompanying notice of meeting.

     On any other matter that properly comes before the meeting, the proxy holders will vote as we recommend or, if we make no recommendation, in their own discretion. We are not aware of any matters to be presented at the meeting other than those set forth in the notice.

                       PROPOSAL #1: ELECTION OF DIRECTORS

     Our Board of Directors is divided into three classes. Each year, the directors in one class are elected to serve a three-year term. We may increase or decrease the size of the Board, elect directors to fill vacancies on the Board and assign directors to a class.

     We have nominated William G. Little, William H. Longfield, Monroe E. Trout and Anthony Welters for election as Class I directors at the 2000 Annual Meeting. All of the nominees are incumbent directors. Each nominee has agreed to be named and to serve if elected.

     If any nominee becomes unavailable, which we do not expect, the Board's Nominating and Corporate Governance Committee will recommend to us a replacement nominee. We may then designate the other nominee to stand for election. If you voted for the unavailable nominee, your vote will be cast for his or her designated replacement.

-------------------------------------------------------------------------------

              Class I Director Nominees For Terms to Expire in 2003

-------------------------------------------------------------------------------

William G. Little          Mr. Little, age 57, has been Chairman of the Board
Director since 1991        of the Company since 1995 and Chief Executive
                           Officer since 1991. He was also the Company's
                           President from 1991 to 1998. Mr. Little is a director of Fox Chase Cancer Center and Cytyc
                           Corporation.

William H. Longfield       Mr. Longfield, age 61, is Chief Executive Officer and
Director since 1995        Chairman of the Board of C. R. Bard, Inc., a medical-
                           device manufacturer. He is a director of Manor Care, Inc., the Health Industry Manufacturers Association,
                           Horizon Health Corporation and Atlantic Health
                           System. Mr. Longfield is a trustee of Centenary
                           College.

Monroe E. Trout, M.D.      Dr. Trout, age 68, has been Chairman of the Board
Director since 1991        of Cytyc Corporation, a medical-diagnostic company
                           since January 1998 and is Chairman Emeritus of American Healthcare Systems, a network of integrated healthcare systems, where he was Chairman of the Board, President and Chief Executive Officer until his retirement in 1995. He was Chief Executive
                           Officer of Cytran Inc., a biotechnology company, from March 1996 to July 1996. Dr. Trout is a director of Science Applications International
                           Corporation (SAIC), Baxter International Inc. and the University of California San Diego Foundation.

Anthony Welters            Mr. Welters, age 45, is Chairman, President and
Director since 1997        Chief Executive Officer of AmeriChoice Corporation,
                           a managed health-care services holding company, and its predecessor companies. Mr. Welters is a director of C. R. Bard, Inc., Health Care Leadership Council,
                           New York University School of Law, the National
                           Board of the Smithsonian Institution and Vice Chair of Morehouse School of Medicine.

                 We recommend that you vote FOR these nominees.

-------------------------------------------------------------------------------

                  Class II Directors Whose Terms Expire in 2001

-------------------------------------------------------------------------------

George W. Ebright          Mr. Ebright, age 61, retired  in 1995 from Cytogen
Director since 1992        Corp., a biotechnology pharmaceutical  company,
                           where he was Chairman of the Board and Chief
                           Executive Officer. He is a director of NABI and Arrow International Incorporated.

L. Robert Johnson          Mr. Johnson, age 58, is Managing General Partner of
Director since 1989        Founders Capital Partners, L.P., a venture capital
                           partnership.  He is a director of Axint Technologies
                           Corp., RSVP Information Inc., and Telesales Inc.
                           Mr. Johnson is a member of the Corporation of the Massachusetts Institute of Technology and a trustee of the Maryland Institute - College of Art.

John P. Neafsey            Mr. Neafsey, age 60, is President of JN Associates,
Director since 1987        an investment consulting firm.  He is Chairman of the
                           Board of Alliance Resources, LP, an advisory director of The Beacon Group of New York, Chairman of the
                           Management Policy Council and a director of Longhorn
                           Partners Pipeline Company and  Provident Mutual Life
                           Insurance Company of Philadelphia. Mr. Neafsey is a trustee of Cornell University.

Geoffrey F. Worden         Mr. Worden, age 60, is President of South Street
Director since 1993        Capital, Inc., an investment company.  Mr. Worden
                           is a director of Princess House, Inc. and is Chairman of the Board of Directors of the New York
                           City Outward Bound Center.

-------------------------------------------------------------------------------

                 Class III Directors Whose Terms Expire in 2002

-------------------------------------------------------------------------------

Tenley E. Albright, M.D.   Dr. Albright, age 64, is a physician and surgeon.
Director since 1993        She is Chairman of Western Resources, Inc. and a
                           member of the Corporation of the New England Baptist
                           Hospital and Woods Hole Oceanographic Institution.
                           Dr. Albright is a director of State Street Bank and Trust Company, State Street Boston Corporation,
                           Whitehead Institute for Biomedical Research and the
                           Massachusetts Society for Medical Research. She is
                           Chairman of the Alumni Fund, Harvard Medical School.

John W. Conway             Mr. Conway, age 54, has been a director since 1997
Director since 1997        and President and Chief Operating Officer since 1998
                           of Crown, Cork & Seal Company, Inc., a supplier of packaging products. He was its Executive Vice
                           President, Americas Division from 1996 to 1998 and prior to that time, its President, International
                           Division.

J. Roffe Wike, II          Mr. Wike, age 73, was Senior Partner and a director
Director since 1962        of Cooke & Bieler, investment counselors, until his
                           retirement in 1994.


                   PROPOSAL #2: RATIFICATION OF APPOINTMENT OF
                             INDEPENDENT ACCOUNTANTS

     Upon recommendation of the Board's Audit Committee, we reappointed PricewaterhouseCoopers LLP as independent accountants for the Company in 2000, subject to ratification by shareholders. If the appointment is not ratified, we will consider the appointment of other auditors. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement and to respond to questions from shareholders.

-------------------------------------------------------------------------------
               We recommend that you vote FOR ratification of the
                  appointment of PricewaterhouseCoopers LLP as
                        independent accountants for 2000.
-------------------------------------------------------------------------------

                INFORMATION ABOUT THE BOARD AND BOARD COMMITTEES

Board of Directors

     We have designated directors who are independent of management as "independent directors." All of the directors, except for the Company's Chief Executive Officer William G. Little, are independent directors. The independent directors' primary duties are to evaluate the performance of the Company's Chief Executive Officer, to assure that he has appropriate leadership succession plans and to review and monitor achievement of his long-range strategic plans for the Company. One independent director is designated as the "Chairman, Independent Directors." The Chairman, Independent Directors confers with the Chief Executive Officer on the Board's agenda items and information requirements. He also calls meetings of the independent directors. Monroe E. Trout is the current Chairman, Independent Directors.

     The Board met seven times last year and the independent directors met once. All directors attended more than 75% of the total number of meetings of the Board and the committees on which they served.

Board Committees

     The Board has five committees: Audit, Compensation, Finance, Nominating and Corporate Governance and Technology. Last year, the Audit Committee and the Compensation Committee each met four times, the Finance Committee met three times, the Nominating and Corporate Governance Committee met three times and the Technology Committee met twice.

     The Audit Committee performs the following functions: (1) recommends annually to the Board the appointment of a firm of independent accountants for the Company; (2) reviews the fees paid to the independent accountants; (3) reviews with the accountants the scope and results of each annual audit; and (4) reviews with the accountants and the Company's financial officers their comments and recommendations. Directors Johnson (Chairman), Albright, Conway and Worden serve on the Audit Committee.

     The Compensation Committee determines the Company's compensation arrangements with executive management and reports its actions to us. This Committee also administers the Company's management incentive compensation plans. Directors Longfield (Chairman), Neafsey and Trout serve on the Compensation Committee.

     The Finance Committee serves as our liaison with management on important financial transactions and financial-policy matters. The Finance Committee also consults with and advises management on financial strategies, policies and procedures, acquisitions, divestitures, major capital-expenditure requests and similar matters. The Committee makes recommendations on these matters to us. Directors Neafsey (Chairman), Conway, Ebright, Wike and Worden serve on the Finance Committee.

     The Nominating and Corporate Governance Committee evaluates and makes recommendations on director and officer nominees and appointments to board committees. After review by the independent directors, this Committee formally recommends to us a successor to the Chief Executive Officer. The Nominating and Corporate Governance Committee also reviews the Company's legal compliance policies and programs periodically with the Company's General Counsel. The members of the Nominating and Corporate Governance Committee are Directors Trout (Chairman), Longfield, Wike and Welters.

     The Technology Committee oversees and assists in the development of the Company's drug-delivery strategy and business, periodically reviews the Company's technology portfolio and advises us on such matters. The members of the Technology Committee are Directors Albright (Chairman), Ebright, Johnson, Welters and Trout.

Compensation of Directors

     Each independent director receives an annual retainer of $20,000. He or she also receives $1,500 for each board and independent-director meeting and $1,000 for each committee meeting attended. An additional annual fee of $3,500 is paid to the chairman of each board committee and to the Chairman, Independent Directors. Directors may defer all or any part of their director fees. Deferred fees may be placed either in an interest-bearing cash account or in a "stock-equivalents" account, which parallels the performance of the Company's common stock. Stock-equivalents are settled in cash when a director leaves the Board.

     In May 1999, the Board terminated its retirement plan for non-employee directors. Retirement benefits accrued as of the termination date were converted into stock-equivalents. The number of stock-equivalents credited upon conversion was determined by reference to the fair market value of Company's common stock at that time.

     Non-employee directors also receive once every three years an option to purchase 4,500 shares that vests in three annual installments of 1,500 shares.

                           OWNERSHIP OF COMPANY STOCK

     The following table and footnotes contain information about persons who beneficially own more than 5% of the outstanding common stock. Except as indicated below, the beneficial owners have sole voting and investment power over the shares shown opposite their names. This table was compiled from Company records and Securities and Exchange Commission share-ownership reports. The amount of shares beneficially owned is as of March 17, 2000, except as noted in the accompanying footnotes.

-------------------------------------------------------------------------------
                                                Amount and          Percent
Name and Address of                        Nature of Beneficial        of
Beneficial Owner                                 Ownership           Class
-------------------------------------------------------------------------------

Jean Wike Faust ..........................  1,242,681 (1)            8.34%
  16 Fox Chase Road
  Malvern, PA 19355

First Union Corporation ..................  1,161,902 (2)            7.79%
  One First Union Center
  Charlotte, NC 28288-0137

Franklin Resources, Inc. .................  1,454,600 (3)            9.8 %
   777 Mariners Island Blvd.
   6th Floor
   San Mateo, CA  94404

Lazard Freres & Co. LLC ..................  1,138,904 (4)            7.63%
   30 Rockefeller Plaza
   New York, NY 10020

Trimark Financial Corporation ............    811,300 (5)            5.4 %
   One First Canadian Place
   Suite 5600
   P.O. Box 487
   Toronto, ON M5X 1E5

J. Roffe Wike, II ........................  1,339,497 (1)(6)         8.99%
   2125 Twinbrook Road
   Berwyn, PA  19312

---------------

(1) Includes 226,000 shares held by a trust of which Mrs. Faust is the sole beneficiary. As trustee, J. Roffe Wike, II, the brother of Mrs. Faust, has sole investment and voting power over those shares. Also includes 576,061 shares held by a trust as to which Mrs. Faust and Mr. Wike share voting and investment power.

(2) Based upon information as of December 31, 1999 set forth in a Schedule 13G filing made by First Union Corporation dated February 14, 2000. Includes
     (i) sole voting power with respect to 19,690 shares, (ii) shared voting power with respect to 495,148 shares, (iii) sole investment power with respect to 800 shares and (iv) shared investment power with respect to 651,354 shares.
(3) Based upon information as of December 31, 1999 set forth in a Schedule 13G filing made by Franklin Resources, Inc. dated February 12, 2000. Includes
     (i) sole voting power with respect to 1,380,000 shares and (ii) sole investment power with respect to 1,454,600 shares.
(4) Based upon information as of December 31, 1999 set forth in a Schedule 13G filing made by Lazard Freres & Co. LLC dated February 3, 2000. Includes (i) sole voting power with respect to 899,596 shares and (ii) sole investment power with respect to 1,138,904 shares.
(5) Based upon information as of December 31, 1999 set forth in a Schedule 13G filing made by Trimark Financial Corporation dated February 1, 2000.
(6) Includes options to acquire 10,500 shares under the Company's stock-option plans. Does not include 7,840 shares owned by Mr. Wike's wife because he disclaims beneficial ownership of those shares.

     The following table shows the beneficial ownership of common stock by each director, each executive officer named in the Summary Compensation Table on page 10 and all directors and executive officers as a group. The amounts include shares of common stock beneficially owned by the individuals, common stock underlying stock options and shares held under the Company's incentive-compensation plans and Savings Plan. Also included are stock-equivalents held by directors in deferred-compensation accounts. The Savings Plan amounts are included as of December 31, 1999 and all other information is as of the record date (i.e., March 17, 2000).

     No director or officer beneficially owns more than 1% of the Company's outstanding common stock, except for Mr. Wike, who beneficially owns 8.99%. All directors and officers as a group beneficially own 10.23% of the outstanding shares. Shares underlying stock options exercisable within 60 days after the record date are treated as beneficially owned by the individual and as outstanding when computing the percentages owned by the individual and the group. The table is compiled from information provided by the individuals and from Company records.

----------------------------------------------------------------------------------------------------------------
                                   Shares Owned     Right to Acquire Ownership   Stock-Equivalents Units Under
                                   Directly and     Under Options Exercisable          Directors' Deferred
Name                             Indirectly(1)(2)         Within 60 Days                Compensation Plan
----------------------------------------------------------------------------------------------------------------

Tenley E. Albright                     1,500                  6,000                        2,494
John W. Conway                           800                  1,500                          330
George W. Ebright                      2,928                  6,000                        3,065
Steven A. Ellers                      11,556                 36,000                            -
John R. Gailey III                     8,657                 19,944                            -
Lawrence P. Higgins                    2,310                 26,518                            -
L. Robert Johnson                      7,500                  6,000                        4,237
William G. Little                     60,643                146,000                            -
William H. Longfield                   1,000                  4,500                        6,265
Donald E. Morel, Jr.                   8,775                 22,061                            -
John P. Neafsey                        5,945                  4,500                        9,765
Monroe E. Trout                       11,000                      0                       14,986
Anthony Welters                          300                  3,000                          360
J. Roffe Wike, II                  1,339,497                  6,000                       17,491
Geoffrey F. Worden                     3,500                  6,000                        8,367
All directors and executive
officers as a group (21 persons)   1,525,304                371,023                       67,360

------------------

(1) These amounts include restricted shares awarded under the Company's Management Incentive Bonus Plan, as follows: Mr. Little -- 1,619 shares; Mr. Ellers -- 438 shares; Mr. Morel -- 450 shares; Mr. Higgins -- 371 shares; Mr. Gailey -- 368 shares; and all directors and executive officers as a group -- 4,530 shares. The holders of restricted shares have voting power over the shares. The restricted shares are subject to transfer and forfeiture restrictions.

(2) These amounts include shares contributed by the Company under the Company's Savings Plan, as follows: Mr. Little -- 934 shares; Mr. Ellers -- 1,134 shares; Mr. Morel -- 313 shares; Mr. Higgins -- 95 shares; Mr. Gailey -- 79 shares; and all directors and officers as a group -- 7,119 shares. The holders of Savings Plan shares have voting power over the shares. These shares vest in five equal annual installments over the first five years of service to the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

     Under Section 16(a) of the Securities Exchange Act of 1934 and related Securities and Exchange Commission rules, the Company's directors and officers must file initial reports of their beneficial ownership of the Company's common stock and subsequent changes to that ownership. Three of the Company's officers and directors missed the due date for filing reports for 1999 transactions. Mr. Higgins, the Company's Vice President, Operations, reported in February 2000 a 1999 exercise of stock options for 182 shares. John W. Conway, a director, reported in February 2000 the 1999 purchase of 800 shares. J. Roffe Wike, II, a director, reported in February 2000 the 1999 sale of 227 shares by a trust in which Mr. Wike shares voting and investment power.

                          Board Compensation Committee
                        Report On Executive Compensation

Compensation Philosophy

     The overriding philosophy governing the Company's senior executive compensation program is the alignment of shareholder and management interests by rewarding management for adding value to the business and achieving results that reflect constantly improving performance.

     The components of compensation are base salary, annual incentive bonus and long-term incentive compensation in the form of stock options. Consistent with the Company's policy of attracting and retaining the highest caliber executives, base salaries are targeted to the median of comparable positions, while total compensation opportunity (i.e., base salary, bonus and stock options) is designed to provide superior reward opportunities for superior results. Long-term incentive programs are designed to provide management with the opportunity to create wealth by participating in the consistent improvement of shareholder value.

     A significant portion of executive compensation is "at risk." As described in more detail below, annual bonuses are tied to achievement of financial and strategic targets, and the value of stock options is dependent on an increase in market value of common stock over the exercise price. In making compensation decisions, the Committee relies heavily on survey data and recommendations from an outside compensation consultant.

     To further align management and shareholder interests, the Committee has developed share-ownership goals for senior management. These goals call for executive officers to own common stock with a market value equal to specified multiples of the executive's base salary, ranging from 200% of base salary for senior executives to 500% of base salary for the CEO. The Committee would like executives to reach their goal within five to seven years of attaining their position and annually reviews each executive's progress. At the Committee's direction, the CEO has established specific interim stock-ownership objectives for those executives who are progressing slowly in achieving their goals. A portion of any cash bonus earned, in excess of the "bonus shares" mentioned later, may be converted into shares of common stock for executives who fail to meet these goals.

Base Salaries

     In setting 1999 base salaries, the Committee relied primarily on competitive market compensation data from four industry groups, which were compiled by an independent compensation consultant. The Committee also considered recommendations of the Chief Executive Officer regarding individual performance of other executives and their relative experience. The named executive officers' base salaries for 1999 approximated the market consensus median level.

Management Incentive Bonus Plan

     Each of the executive officers named in the Summary Compensation Table participates in the Company's Management Incentive Bonus Plan (the "Bonus Plan"). Payouts under the Bonus Plan are based 75% on achievement of a specific corporate financial performance target and 25% on achievement of strategic goals determined by the Committee. Bonus Plan participants receive a full payout if the Company reaches its financial target and the other goals are met. A higher payout is made when the Company exceeds its financial target, and no payout is made if the actual financial performance is less than the prior year's performance.

     To encourage share ownership, one-fourth of a Bonus Plan participant's after-tax annual bonus is paid in shares of common stock, referred to as "bonus shares." Each participant also receives a number of additional, restricted shares equal to 25% of the number of bonus shares received. The restricted shares are forfeited if the bonus shares are transferred within four years of the date of grant.

     The Committee used earnings-per-share (EPS) as the corporate financial performance measurement for 1999. The 1999 EPS target under the Bonus Plan (representing 75% of the bonus payout opportunity) corresponded to the EPS target contained in management's operating plan for that year, which was approved by the Board of Directors in December 1998. At that time, the Committee agreed that payout of the remaining 25% bonus opportunity would be based on its discretionary evaluation of management's success in growing revenues through new products and new business opportunities such as acquisitions, mergers and licensing agreements.

     The Committee decided to pay the named executives and Mr. Little 93% of their bonus opportunity for 1999. This payout reflected the Committee's judgment that while the Company substantially achieved its EPS target, revenue growth fell short of expectations in 1999. Based on the bonus payout, Mr. Little received a bonus of $358,522, which included 1,896 bonus shares. He also received 475 restricted shares. The other named executives also were paid in a combination of cash, bonus and restricted shares.

Long-Term Incentive Compensation

     Stock options are granted in numbers that are targeted to produce a long-term compensation opportunity consistent with comparable positions within general industry, based on a value determined by the Black-Scholes valuation method. All options are granted with an exercise price equal to the fair market value of a share of common stock on the grant date. In addition, the option agreements contain forfeiture provisions, which will cause any unexercised option to expire immediately if the executive engages in conduct detrimental to the Company such as competitive activities. No stock options were granted to the named executive officers in 1999.

Deductible Compensation under the Tax Laws

     Under section 162(m) of the Internal Revenue Code, a publicly held corporation such as the Company is denied a federal tax deduction for compensation in excess of $1,000,000, which is paid to its chief executive officer and its four most-highly compensated executive officers other than the CEO. "Qualified performance-based compensation" and certain other compensation is not subject to the deduction limitation. The Board of Directors has taken action to ensure that awards of stock options, bonus and incentive shares under the Company's incentive plans will be treated as qualified performance-based compensation and, therefore, remain tax deductible by the Company. While there is no firm policy on whether to permit executive compensation to exceed the $1,000,000 limit, the Committee periodically monitors the compensation of Company executives and believes that no tax deductions for executive compensation will be lost in the near future.

                          William H. Longfield, Chairman
                          John P. Neafsey
                          Monroe E. Trout

                    Compensation of Named Executive Officers

Summary Compensation Table

     The following table contains information on compensation paid to the Chairman and Chief Executive Officer and the four other most highly compensated executive officers of the Company.

-------------------------------------------------------------------------------------------------------------------------------
                                                                                        Long-Term
                                             Annual Compensation                    Compensation Awards
                                             -------------------                    -------------------
                                                                   Other           Restricted    Securities
                                                                  Annual            Stock        Underlying      All Other
Name & Principal Position     Year   Salary($)(1) Bonus($)(1)  Compensation($)   Award(s)($)(2)  Options(#)  Compensation($)(3)
-------------------------------------------------------------------------------------------------------------------------------

William G. Little             1999     505,555     358,522           -             12,357           -           17,313
  Chairman and                1998     482,634     352,813           -             12,161           -           16,374
  Chief Executive Officer     1997     461,538     371,902           -             12,819        165,000        14,701

Steven A. Ellers              1999     220,714     104,632           -              4,282           -            6,615
  Senior Vice President and   1998     207,022     101,979           -              3,403           -            6,205
  Chief Financial Officer     1997     173,287      78,077           -              3,257         55,000         5,181

Donald E. Morel, Jr.          1999     219,324     104,632           -              4,216           -            6,573
  Division President,         1998     203,755      80,038           -              3,339           -            6,107
  Drug Delivery Systems       1997     173,237      78,077           -              3,199         55,000         5,181

Lawrence P. Higgins           1999     196,995      74,405           -              2,942           -            6,615
  Vice President, Operations  1998     188,662      83,497           -              3,362           -            5,657
                              1997     180,950      77,656           -              3,127         55,000           -0-

John R. Gailey III            1999     189,785      71,426           -              2,811           -            5,687
   Vice President, General    1998     177,944      71,188           -              2,969           -            5,332
   Counsel and Secretary      1997     161,386      69,211           -              2,770         32,000         4,837

-----------------

(1) The Bonus columns include the value of any bonus (unrestricted) shares awarded under the Bonus Plan, but not the value of any restricted shares, which are shown in the Restricted Stock Award(s) column. Bonuses are paid in the fiscal year following the fiscal year in which they are earned.

(2) Restricted stock awards are made in the fiscal year following the fiscal year in which they are earned. Restricted stock awards vest four years from the grant date. Values are determined by multiplying the number of shares awarded by the average of the high and low prices of the Company's common stock on the grant date, which was $31.47 for 1997, $32.81 for 1998 and $26.06 for 1999 awards. Dividends are paid on restricted stock and reinvested in additional shares of common stock. The following table contains information on the restricted stock held by the named executives at December 31, 1999. Values are determined by multiplying the number of shares by $30.94, the December 31, 1999 closing price of the common stock.

                            Number of Restricted        Current Market Value
Name                           Shares Held            of Restricted Shares Held
-------------------------------------------------------------------------------

William G. Little                 1,144                        $35,395
Steven A. Ellers                    273                          8,446
Donald E. Morel, Jr.                288                          8,910
Lawrence P. Higgins                 258                          7,982
John R. Gailey III                  260                          8,044

(3) Represents Company contributions under the Company's Savings Plan and Non-Qualified Deferred Compensation Plan for Designated Executive Officers. With respect to Mr. Little, includes for 1999, 1998 and 1997 term life insurance premiums paid by the Company of $2,153, $1,901 and $860, respectively.

1999 Stock Option Exercises and Year-End Option Values

     The following table shows how many stock options were exercised by each of the named executive officers in 1999. It also shows the number and value of their unexercised options as of December 31, 1999.

                 Aggregated Option Exercises in Last Fiscal Year
                         and 1999 Year-End Option Values

                           Shares                          Number of Shares              Value of Unexercised
                          Acquired                      Underlying Unexercised               In-the-Money
                             on           Value             Options Held at                   Options at
         Name           Exercise(#)   Realized($)(1)      Fiscal Year-End(#)           Fiscal Year-End($)(1)(2)
------------------------------------------------------------------------------------------------------------------
                                                      Exercisable   Unexercisable    Exercisable     Unexercisable
                                                      -----------   -------------    -----------     -------------

William G. Little          30,000       600,937         146,000       139,000          $161,059         $181,588
Steven A. Ellers           14,500       171,531          38,000        27,000          $146,186         $ 41,342
Donald E. Morel            23,500       290,108          22,061        27,000          $ 41,521         $ 41,342
Lawrence P. Higgins         1,482         9,146          26,518        27,000          $ 56,842         $ 41,342
John R. Gailey III         11,056       149,587          26,444        14,400          $ 97,479         $ 22,049

---------------
(1) Market value on the date of exercise of shares covered by options exercised, less option exercise price.
(2) The dollar amounts shown under the Exercisable and Unexercisable columns of this heading represent the number of exercisable and unexercisable options, respectively, multiplied by the difference between the closing price of the Company's common stock on December 31, 1999 ($30.94) and the exercise price of the options.

Pension Plan Table

     The following table shows estimated annual retirement benefits payable to participants in the Company's Salaried Employees' Retirement Plan (the "Retirement Plan") whose employment terminates at normal retirement (age 65). The normal retirement benefit equals 1.9% of the average of a participant's five highest consecutive calendar years of earnings out of the participant's last ten calendar years of service, multiplied by his or her years of service up to 25 years, plus 0.5% of such earnings multiplied by his or her years of service in excess of 25 but not more than 35 years.

     In general, the earnings covered by the Retirement Plan are base salary, bonuses and non-deferred cash payments, including a participant's contributions to the Company's Savings Plan. The figures shown include benefits payable under the Retirement Plan and the Company's related supplemental plan for certain individuals. The figures are stated before reduction for Social Security payments. Although age 65 is the normal retirement age under the Retirement Plan, participants with 10 years of service may retire upon reaching age 55. The amount of the benefit in such cases will be reduced by 1/4 of 1% for each month for ages 60-64 and 1/3 of 1% for each month from ages 55-59.

                               Pension Plan Table

                                     Estimated Annual Retirement Benefits
                                      Years of Pension Plan Participation
                   ----------------------------------------------------------------------
  Five-Year
Average Annual            15            20             25             30             35
   Earnings
-----------------------------------------------------------------------------------------

    $200,000          $  57,000    $  76,000       $  95,000       $100,000      $105,000
     250,000             71,250       95,000         118,750        125,000       131,250
     300,000             85,500      114,000         142,500        150,000       157,500
     400,000            114,000      152,000         190,000        200,000       210,000
     500,000            142,500      190,000         237,500        250,000       262,500
     600,000            171,000      228,000         285,000        300,000       315,000
     650,000            185,250      247,000         308,750        325,000       341,250
     700,000            199,500      266,000         332,500        350,000       367,500
     750,000            213,750      285,000         356,250        375,000       393,750
     800,000            228,000      304,000         380,000        400,000       420,000
     850,000            242,250      323,000         403,750        425,000       446,250
     900,000            256,500      342,000         427,500        450,000       472,500

     As of December 31, 1999, the credited full years of service for the named executive officers were as follows: Mr. Little -- 24 years; Mr. Ellers -- 16 years; Mr. Morel -- 7 years; Mr. Higgins -- 3 years; and Mr. Gailey -- 9 years.

Employment and Other Agreements

     Mr. Little has an employment agreement with the Company under which he serves as Chief Executive Officer. His base annual salary is determined according to Company compensation-review policies. The agreement also entitles him to participate in the Company's annual and long-term incentive plans. The Company may terminate his employment by giving two years' prior notice or earlier for cause, or due to disability or death.

      The Company has entered into agreements with each of the named executive officers that provide benefits if their employment is terminated following a change in control of the Company. These agreements are designed to assist the Company in attracting and retaining highly qualified executives and to help ensure that, if the Company is faced with an unsolicited tender offer proposal, its executives will continue to manage the Company without being unduly distracted by the uncertainties of their personal affairs and thereby will be better able to assist in evaluating such a proposal in an objective manner.

     Each executive is entitled to receive severance compensation under his agreement if, within two years following a change in control of the Company, he resigns following a constructive termination of his employment or his employment is terminated by the Company other than by reason of death, disability, willful misconduct or normal retirement. The severance compensation includes the immediate vesting of the executive's interest, if any, in the Company's employee-benefit plans, continuing salary and bonus payments at the level prior to termination and continuation of certain health and welfare benefits for up to three years following termination. A "change in control" is generally defined as any such event that requires a report to the Securities and Exchange Commission, but includes any acquisition or other transaction that results in a change in ownership of more than 50% of the Company' stock or a change in the majority of the Board over a two-year period that is not approved by at least two-thirds of the directors. Each agreement prohibits the executive from being employed by any competitor of the Company or competing with the Company in any part of the United States (any market or territory, in the case of Messrs. Little and Morel) for up to one year following employment termination for any reason. The payment of severance compensation is not conditioned upon the executive seeking other employment and is not subject to reduction if the executive secures other employment consistent with the agreement.

                      Shareholder Return Performance Graph

     The following graph compares the cumulative total return to holders of the Company's common stock with the cumulative total return of the Standard & Poor's 400 Industrials Limited Index (the "S&P 400") and of a Company-selected peer group for the five years ended December 31, 1999. Cumulative total-return-to-shareholders is measured by dividing total dividends (assuming dividend reinvestment) plus the per-share price change for the period by the share price at the beginning of the period. The Company's cumulative shareholder return is based on an investment of $100 on December 31, 1994 and is compared to the cumulative total return of the S&P 400 and peer group over the period with a like amount invested.

     The peer-group companies were selected by the Company based principally on nature of business, revenues, employee base, technology base, market share, customer type and customer relationship. The peer group is composed of Amphenol Corporation, Andrew Corporation, Applied Magnetics Corporation, Augat Inc., Beckman Instruments, Inc., C. R. Bard, Inc., CTS Corp., Millipore Corporation, Pall Corporation, PE Corp. Biosystems (formerly Perkin-Elmer Corporation), Sealed Air Corporation and Thomas & Betts Corporation.

                                   [GRAPHIC]

 In the printed version of the document, a line graph appears which depicts the following plot points:

                             Additional Information

     Proxy Solicitation Costs. The Company will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders. You may also be contacted by officers and other employees of the Company about submitting your proxy by further mailing, personal conversations, by telephone, facsimile or electronic means.

     Shareholder Proposals for the 2001 Annual Meetings. Any shareholder of record may submit a shareholder proposal for consideration at the 2001 annual meeting or propose director candidates for consideration by the Nominating and Corporate Governance Committee. In either case, your written proposal must be received by the Office of the Secretary of the Company, 101 Gordon Drive, Lionville, Pennsylvania 19341, on or before January 26, 2001, (90 days before the anniversary date of the 2000 Annual Meeting on April 25, 2000). Your notice must include information about yourself and your nominee, including name and address, the number of shares you own, your intention to appear in person or by proxy at the meeting to nominate your nominee(s), a description of all arrangements or understandings between yourself and each of your nominee(s) and any other person or persons for which the nominations are to be made and other information required by Securities and Exchange Commission proxy rules. The chairman of the meeting may refuse to acknowledge your nomination(s) if it is not made in accordance with these instructions.

     To obtain a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates you may contact the Office of the Secretary of the Company, 101 Gordon Drive, Lionville, Pennsylvania, 19341.

                                  By Order of the Board of Directors



                                  JOHN R. GAILEY III
                                  Vice President, General Counsel and Secretary


March 23, 2000

                                                               [GRAPHIC OMITTED]
PROXY
                       WEST PHARMACEUTICAL SERVICES, INC.
                 101 Gordon Drive, Lionville, Pennsylvania 19341
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints John R. Gailey III and Steven A. Ellers as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of West Pharmaceutical Services, Inc., held of record by the undersigned on March 17, 2000, at the Annual Meeting of Shareholders to be held on April 25, 2000 or any postponement or adjournment thereof.

     This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR Proposals 1 and 2.

                         (To be Signed on Reverse Side)


|X|  Please mark your
     votes as in this
     example.

                   FOR                WITHHOLD AUTHORITY                                          FOR    AGAINST   ABSTAIN


1. Election of          all the           to vote for          2. Ratification of the appointment
   4 Class I            nominees          the nominees            of PricewaterhouseCoopers LLP as
   Directors            listed            listed below            independent accountants of the
   below                                                          corporation for the fiscal year
                                                                  ending December 31, 2000.

               (except as marked to the contrary)              3. In their discretion, the Proxies
                                                                  are authorized to vote upon such other
(INSTRUCTION:  To withhold authority to vote for any              matters as may properly come before the
individual nominee, strike a line through the nominee's name      meeting.
in the list below.)

William G. Little, William H. Longfield, Monroe E. Trout,              This Proxy when properly executed will
Anthony Welters                                                        be voted in the manner directed herein
                                                                       by the undersigned shareholder. If no
                                                                       direction is made, this Proxy will be
                                                                       voted FOR Proposals 1 and 2.


SIGNATURE(S)                                         DATE
            ----------------------------------------      --------------

Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, or in any other representative capacity, please so indicate.



